EXHIBIT 21.1



                              LIST OF SUBSIDIARIES
                                       OF
                             SUMMIT LIFE CORPORATION


         The following are the only subsidiaries of Summit Life Corporation:


                     Great Midwest Life Insurance Company

                     Security General Life Insurance Company




























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